As filed with the Securities and Exchange Commission on April 18, 2014

Registration No. 333-188729

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MACK-CALI REALTY CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	22-3305147
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

343 Thornall Street, Edison, New Jersey (732) 590-1000	08837-2206
(Address, including telephone number, of Principal Executive Offices)	Zip Code

MACK-CALI REALTY CORPORATION

2013 INCENTIVE STOCK PLAN

(Full Title of the Plans)

Mitchell E. Hersh

President and Chief Executive Officer

Mack-Cali Realty Corporation

343 Thornall Street

Edison, New Jersey 08837-2206

(732) 590-1000

(Name, address and telephone number of agent for service)

Copy to:

Blake Hornick, Esq.

Seyfarth Shaw LLP

620 Eighth Avenue

New York, New York 10018

(212) 218-3338

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock ($0.01 par value)	(1)	(1)	(1)	(1)

(1)                                 No additional securities are being registered hereby. This Post-Effective Amendment No. 1 includes 4,600,000 shares of common stock of the registrant, $0.01 par value per share for which a registration fee of $17,694 was paid upon filing of Registration Statement No. 333-188729 on Form S-8 with the Securities and Exchange Commission on May 21, 2013.

EXPLANATORY NOTES

Pursuant to General Instruction E of Form S-8, this Post-Effective Amendment No. 1 incorporates by reference Registration Statement No. 333-188729 on Form S-8, filed with the Securities and Exchange Commission on May 21, 2013.

Included on the immediately following pages is a “reoffer prospectus.” The reoffer prospectus is filed as part of this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 and has been prepared in accordance with the requirements of Part I of Form S-3. It may be used for reoffers of common stock defined as “control securities” under Instruction C to Form S-8 acquired by “affiliates” (as the term is defined in Rule 405 of the General Rules and Regulations under the Securities Act of 1933, as amended) pursuant to the exercise of stock options and restricted stock granted under the Mack-Cali Realty Corporation 2013 Incentive Stock Plan (the “Plan”).

PROSPECTUS

MACK-CALI REALTY CORPORATION

75,758 SHARES OF

COMMON STOCK

We are a fully-integrated, self-administered and self-managed real estate investment trust (“REIT”) that owns and operates a real estate portfolio comprised predominantly of Class A office and office/flex properties located primarily in the Northeast with a recent emphasis on expansion into the multi-family rental sector in the same markets.  We perform substantially all real estate leasing, management, acquisition, development and construction services on an in-house basis.  Mack-Cali Realty Corporation was incorporated on May 24, 1994.

The persons listed as our selling stockholders in this prospectus are offering and selling up to 75,758 shares of our common stock. We will issue these shares of our common stock to such selling stockholders upon their exercise of options, or the removal of restrictions on restricted common stock, now or hereafter granted. All net proceeds from the sale of the shares of our common stock offered by this prospectus will go to the selling stockholders. We will not receive any proceeds from such sales.

The selling stockholders may offer their shares of common stock through public or private transactions, in the over-the-counter markets or on any exchanges on which our common stock is traded at the time of sale, at prevailing market prices or at privately negotiated prices. The selling stockholders may engage brokers or dealers who may receive commissions or discounts from the selling stockholders. We will pay substantially all of the expenses incident to the registration of such shares, except for selling commissions.

Our common stock is listed on The New York Stock Exchange under the symbol “CLI.” The closing price of our common stock as reported on The New York Stock Exchange on April 17, 2014 was $20.28 per share.

Investment in our common stock involves certain risks, including those described beginning on page 11 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. You should consider such risk factors before investing in our common stock

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 18, 2014

We have not authorized any dealer, salesperson or any other person to give any information or to make any representations other than those contained in this prospectus in connection with the offer made by this prospectus and, if given or made, you must not rely upon such information representations as having been authorized by us or the selling stockholders identified herein. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered by this prospectus in any jurisdiction in which such offer or solicitation is not authorized, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus will, under any circumstances, create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

Except as the context may otherwise require, all references to the “Company,” “we,” “us,” “our” and similar expressions in this prospectus refer to Mack-Cali Realty Corporation, a Maryland corporation, and any subsidiaries or other entities that we own or control. All references to the “Operating Partnership” in this prospectus include Mack-Cali Realty, L.P., a Delaware limited partnership, and any subsidiaries or other entities that it owns or controls. All references in this prospectus to “common stock” refer to our common stock, par value $0.01 per share. All references in this prospectus to “units” refer to the units of limited partnership interest in Mack-Cali Realty, L.P.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We consider portions of this prospectus, including the documents incorporated by reference, to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking statements relate to, without limitation, our future economic performance, plans and objectives for future operations and projections of revenue and other financial items. Such forward-looking statements relate to, without limitation, our future economic performance, plans and objectives for future operations and projections of revenue and other financial items.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “continue” or comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which we cannot predict with accuracy and some of which we might not even anticipate.  Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, we can give no assurance that such expectations will be achieved.  Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements.

Among the factors about which we have made assumptions are:

•                  risks and uncertainties affecting the general economic climate and conditions, which in turn may have a negative effect on the fundamentals of our business and the financial condition of our tenants and residents;

•                  the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing secured by our properties or on an unsecured basis;

•                  the extent of any tenant bankruptcies or of any early lease terminations;

•                  our ability to lease or re-lease space at current or anticipated rents;

•                  changes in the supply of and demand for our properties;

•                  changes in interest rate levels and volatility in the securities markets;

•                  changes in operating costs;

•                  our ability to obtain adequate insurance, including coverage for terrorist acts;

•                  the availability of financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and refinance existing debt and our future interest expense;

•                  changes in governmental regulation, tax rates and similar matters; and

•                  other risks associated with the development and acquisition of properties, including risks that the development may not be completed on schedule, that the tenants or residents will not take occupancy or pay rent, or that development or operating costs may be greater than anticipated.

For further information on factors which could impact us and the statements contained herein, see the “Risk Factors” under Part I, Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2013 for risks relating to investments in our securities. We assume no obligation to update and supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-8, as amended (of which this prospectus is a part), under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance please see the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement and such exhibits and schedules which may be obtained from the Securities and Exchange Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Securities and Exchange Commission, or from its web site.

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference room. You also can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549, or obtain copies of these documents from the SEC’s website at http://www.sec.gov. In addition, our common stock is listed on The New York Stock Exchange, and similar information concerning us can be inspected and copied at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, copies of our annual, quarterly and current reports may be obtained from our website at http://www.mack-cali.com. The information available on or through our website is not a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference into this prospectus is considered to be part of this prospectus, and information that we file later with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

(1)                                      Our Annual Report on Form 10-K (File No. 1-13274) for the fiscal year ended December 31, 2013, as filed with the SEC on March 3, 2014; and

(2)                                      Our Current Reports on Form 8-K (File No. 1-13274) as filed with the SEC on February 27, 2014, March 3, 2014 (excluding such portions that were not filed but furnished under Items 2.02, 7.01 and 9.01 thereof) and March 21, 2014;

(3)                                      Our Proxy Statement relating to our Annual Meeting of Stockholders to be held on May 12, 2014, as filed with the SEC on April 14, 2014; and

(4)                                      The description of our common stock and the description of certain provisions of Maryland Law contained in:

i. Our Registration Statement on Form 8-A dated August 9, 1994;

ii. Our Articles of Restatement dated September 18, 2009 (filed as Exhibit 3.2 to the Company’s Form 8-K dated September 17, 2009 and incorporated herein by reference); and

iii. Any amendments or reports filed for the purpose of updating such description.

Except as otherwise indicated, all documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the filing of a subsequent post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold will be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this prospectus.

We will provide, free of charge, to any person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus, other than exhibits to those documents unless specifically incorporated by reference. To request a copy of those documents, you should contact us as set forth below under “Information About Us.”

INFORMATION ABOUT US

We are a fully-integrated, self-administered and self-managed real estate investment trust (“REIT”) that owns and operates a real estate portfolio comprised predominantly of Class A office and office/flex properties located primarily in the Northeast. We perform substantially all commercial real estate leasing, management, acquisition, development and construction services on an in-house basis. As of December 31, 2013, the Company owned or had interests in 279 properties, consisting of 267 commercial properties, primarily class A office and office/flex properties, totaling approximately 31.0 million square feet, leased to approximately 2,000 commercial tenants and 12 multi-family rental properties containing over 3,600 residential units, plus developable land (collectively, the “Properties”).  The Properties are comprised of: (a) 247 wholly-owned or Company-controlled properties consisting of 135 office buildings and 95 office/flex buildings aggregating approximately 27.6 million square feet, six industrial/warehouse buildings totaling approximately 387,400 square feet, five multi-family properties totaling 1,081 apartments, three stand-alone retail properties totaling approximately 40,000 square feet, and three land leases (collectively, the “Consolidated Properties”); and (b) 22 office and two retail properties, aggregating approximately 3.0 million square feet, seven multi-family properties totaling 2,597 apartments, and a 350-room hotel, which are owned by unconsolidated joint ventures in which the Company has investment interests.  Unless otherwise indicated, all references to square feet represent net rentable area.  As of December 31, 2013, the office, office/flex, industrial/warehouse and stand-alone retail properties included in the Consolidated Properties were 86.1 percent leased.  Percentage leased includes all leases in effect as of the period end date, some of which have commencement dates in the future, and leases that expire at the period end date.  Leases that expire as of December 31, 2013 aggregate 690,895 square feet, or 2.5 percent of the net rentable square footage.  The Properties are located in seven states, primarily in the Northeast, and the District of Columbia.

Our shares of common stock are listed on The New York Stock Exchange under the symbol “CLI.” We have paid regular quarterly distributions on our common stock since we commenced operations as a REIT in 1994. We intend to continue making regular quarterly distributions to the holders of our common stock. Distributions depend upon a variety of factors, and there can be no assurance that distributions will be made in the future.

All of our interests in our properties are held by, and our operations are conducted through, the Operating Partnership, or by entities controlled by the Operating Partnership. We are the sole general partner of the Operating Partnership. As of March 31, 2014, we, as general partner, own approximately 88.5 percent of the outstanding common partnership units of the Operating Partnership.

We are a Maryland corporation incorporated in 1994. Our executive offices are located at 343 Thornall Street, Edison, New Jersey 08837-2206, and our telephone number is (732) 590-1000. We maintain an Internet website at www.mack-cali.com. We have not incorporated by reference into this Prospectus the information in, or that can be accessed through, our website, and you should not consider it to be a part of this Prospectus or any prospectus supplement.

USE OF PROCEEDS

We are registering the shares of common stock offered by this prospectus for the account of the Selling Stockholders identified in the section of this prospectus entitled “Selling Stockholders.” All of the net proceeds from the sale of the common stock will go to the Selling Stockholders who offer and sell their shares of such stock. We will not receive any part of the proceeds from the sale of such shares.

SELLING STOCKHOLDERS

The Selling Stockholders are persons who are now, or why may from time to time be elected to serve as directors and executive officers listed in the table below who have acquired, or may acquire, the common stock offered by this prospectus pursuant to the Mack-Cali Realty Corporation 2013 Incentive Stock Plan (the “Plan”). Each Selling Stockholder will receive all of the net proceeds from the sale of his shares of common stock offered by this prospectus.

The following table presents certain information regarding the ownership of our common stock by the Selling Stockholders as of April 1, 2014. The number of shares of common stock outstanding will not change as a result of the offering, nor will the number of shares owned or percentage of ownership of any persons other than the Selling Stockholders change as a result thereof. However, because the Selling Stockholders may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the Selling Stockholders or that will be held by the Selling Stockholders after completion of the sales.

Name and Position With Us	Number of Shares Owned Prior to Offering(1)	Number of Shares Offered Hereby(2)	Number of Shares to Be Owned After Offering(3)

William L. Mack Chairman of the Board	2,475,048	3,786	2,471,262
Mitchell E. Hersh President, Chief Executive Officer and Director	816,063	25,000	791,063
Anthony Krug Chief Accounting Officer and Acting Chief Financial Officer	31,092	10,684	20,408
Alan S. Bernikow Lead Independent Director	27,434	3,786	23,648
Kenneth M. Duberstein Director	14,657	3,786	10,871
Nathan Gantcher Director	37,434	3,786	33,648
Jonathan Litt Director	483,400	6,000	477,400
David S. Mack Director	2,001,181	3,786	1,997,395
Alan G. Philibosian Director	21,534	3,786	17,748
Irvin D. Reid Director	22,934	3,786	19,148
Vincent Tese Director	14,051	3,786	10,265
Roy J. Zuckerberg Director	49,934	3,786	46,148

TOTAL:	5,994,762	75,758	5,919,004

(1)                                 Includes the following securities directly and indirectly beneficially owned by each Selling Stockholder: (a) shares of common stock acquired other than pursuant to any employee or director benefit plan, (b) common stock underlying options and restricted stock granted pursuant to our equity compensation plans (both vested and unvested), and (c) common stock underlying common units of Mack-Cali Realty, L.P., which can be redeemed for an equal number of shares of our common stock.

(2)                                 Includes all common stock underlying options granted, and all restricted stock issued, pursuant to the Plan.

(3)                                 Assumes all shares registered under this prospectus will be sold.

If and when a Selling Stockholder sells all of his shares of common stock registered under this prospectus, the following Selling Stockholders will own more than one percent (1%) of our common stock at April 1, 2014.

Name	Percentage Ownership
Willam L. Mack	2.7%
David S. Mack	2.2%

Information regarding each Selling Stockholder’s current relationship with us or our predecessors and affiliates and such relationships, if any, within the past three years is set forth below.

William L. Mack has served as a member of our board of directors since 1997 and as Chairman of our board of directors since 2000. Mr. Mack also serves as Chairman of the Executive Committee of our board of directors.

Mitchell E. Hersh has served as our Chief Executive Officer since 1999 and has held the additional title of President since 2004. Mr. Hersh also has served as a member of our board of directors and its Executive Committee since 1997. Mr. Hersh served as our President and Chief Operating Officer from December 1997 through April 19, 1999, when he became Chief Executive Officer.

Anthony Krug has served as our Chief Accounting Officer since October 2012 and as our Acting Chief Financial Officer since March 2014.

Alan S. Bernikow has served as a member of our board of directors since 2004 and as chairman of the Audit Committee of our board of directors since 2004 and as lead independent director since March 2014.

Kenneth M. Duberstein has served as a member of our board of directors since 2005.

Nathan Gantcher has served as a member of our board of directors since 1999, as a member of the Audit Committee of our board of directors since 1999, and as a member of each of the Nominating Committee of our board of directors and the Executive Committee of our board of directors since 2000.

Jonathan Litt has served as a member of our board of directors since February 2014.

David S. Mack has served as a member of our board of directors since 2004.

Alan G. Philibosian has served as a member of our board of directors, as a member of the Executive Compensation and Option Committee of our board of directors since 1997, and as chairman of said committee since 2004, and he has also served as a member of the Nominating Committee of our board of directors since 2000.

Irvin D. Reid has served as a member of our board of directors since 1994 and as a member of the Audit Committee of our board of directors since 1998. Dr. Reid served as chairman of the Audit Committee of our board of directors from 1998 to 2002.

Vincent Tese has served as a member of our board of directors since 1997, as a member of the Executive Compensation and Option Committee of our board of directors since 1998, and as chairman of the Nominating Committee of our board of directors since 2000. Mr. Tese served as chairman of the Executive Compensation and Option Committee from 1998 to 2004.

Roy J. Zuckerberg has served as a member of our board of directors since 1999, as a member of the Audit Committee of our board of directors since 1999, and as a member of the Executive Committee of our board of directors since 2000.

PLAN OF DISTRIBUTION

The Selling Stockholders may resell under this prospectus up to 75,758 shares of our common stock that have been issued to the Selling Stockholders as of April 1, 2014. The Selling Stockholders may sell the shares from time to time and may also decide not to sell all the shares they are permitted to sell under this prospectus. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers. Subject to the restrictions described in this prospectus, the shares of our common stock being offered under this prospectus may be sold from time to time by the Selling Stockholders in any of the following ways:

•                                          our common stock may be sold through a broker or brokers, acting as principals or agents. Transactions through broker-dealers may include block trades in which brokers or dealers will attempt to sell our common stock as agent but may position and resell the block as principal to facilitate the transaction. Our common stock may be sold through dealers or agents or to dealers acting as market makers. Broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders and/or the purchase of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions);

•                                          our common stock may be sold on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, in the over-the-counter market, or in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•                                          our common stock may be sold through a block trade in which a broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                                          our common stock may be sold in private sales directly to purchasers; or

•                                          our common stock may be sold in such other transactions as permitted by law.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

Subject to any applicable restrictions under Section 16(c) of the Exchange Act, the Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In such transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-dealers, which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. Broker-dealers or agents and any other participating broker-dealers or the Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any shares of a Selling Stockholder covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The shares may be sold by Selling Stockholders only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exception from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholders. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

A Selling Stockholder may pledge or grant a security interest in some or all of the shares of common stock that it owns and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

•                                          the name of each such Selling Stockholder and of the participating broker-dealer(s);

•                                          the number of shares involved;

•                                          the price at which such shares were sold;

•                                          the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•                                          that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•                                          other facts material to the transaction.

We will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares.

DESCRIPTION OF OUR COMMON STOCK

General

We are authorized under our charter to issue 190,000,000 shares of our common stock. Each outstanding share of common stock entitles the holder to one vote on all matters presented to stockholders for a vote. Holders of common stock have no preemptive or cumulative voting rights. At April 3, 2014, 88,632,245 shares of our common stock were issued and outstanding. Our common stock currently is listed for trading on the New York Stock Exchange under the symbol “CLI.”

All shares of common stock to be outstanding following this offering will be duly authorized, fully paid and non-assessable. We may pay dividends to the holders of our common stock if and when declared by our board of directors out of legally available funds. We intend to continue to pay quarterly dividends on our common stock. Dividends depend on a variety of factors, and there can be no assurances that distributions will be made in the future.

Under Maryland law, our stockholders generally are not liable for our debts or obligations. If we are liquidated, subject to the right of any holders of preferred stock to receive preferential distributions, each outstanding share of common stock will participate pro rata in any assets remaining after our payment of, or adequate provision for, all of our known debts and liabilities, including debts and liabilities arising out of our status as general partner of Mack-Cali Realty, L.P. All shares of our common stock have equal distribution, liquidation and voting rights, and have no preferences or exchange rights, subject to the ownership limits set forth in our charter or as permitted by our board of directors.

Ownership Limitations and Restrictions on Transfer

Generally, our charter provides that no person may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Internal Revenue Code of 1986, as amended (the “Code”), more than 9.8% of our issued and outstanding capital stock. In addition, our charter and bylaws contain provisions that would have the effect of delaying, deferring or preventing a change in control.

In order for us to maintain our REIT qualification under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (including certain entities treated as individuals for these purposes) during the last half of a taxable year, and at least 100 persons must beneficially own our outstanding capital stock for at least 335 days per 12 month taxable year. To help ensure that we meet these tests, our charter provides that no holder may beneficially own or be deemed to beneficially own by virtue of the attribution rules of the Code, more than 9.8% of our issued and outstanding capital stock. Our board of directors may waive this ownership limit if it receives evidence that ownership in excess of the limit will not jeopardize our REIT status.

The ownership limitations and restrictions on transfer will not apply if our board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT.

All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

If you beneficially own more than 5% of our outstanding capital stock, you must file a written response to our request for stock ownership information, which we will mail to you no later than January 30th of each year. This notice should contain your name and address, the number of shares of each class or series of stock you beneficially own and a description of how you hold the shares. In addition, you must disclose to us in writing any additional information we request in order to determine the effect of your ownership of such shares on our status as a REIT.

These ownership limitations could have the effect of precluding a third party from obtaining control over us unless our board of directors and our stockholders determine that maintaining REIT status is no longer desirable.

Operating Partnership Agreement

The partnership agreement of Mack-Cali Realty, L.P. requires that the consent of the holders of at least 85% of Mack-Cali Realty, L.P.’s partnership units is required:

•                                          to merge (or permit the merger of) Mack-Cali Realty, L.P. with another unrelated entity, unless Mack-Cali Realty, L.P. shall be the surviving entity in such merger;

•                                          to dissolve, liquidate, or wind-up Mack-Cali Realty, L.P.; or

•                                          to convey or otherwise transfer all or substantially all of the assets of Mack-Cali Realty, L.P.

As of March 31, 2014, we, as general partner of Mack-Cali Realty, L.P., held approximately 88.5 percent of the outstanding common partnership units of Mack-Cali Realty, L.P. Consequently, approval of any of the foregoing transactions currently would not require the consent of any of the limited partners of Mack-Cali Realty, L.P.

The partnership agreement also contains provisions restricting us from engaging in a merger or sale of substantially all of our assets, unless such transaction was one where all of the limited partners received for each partnership unit, an amount of cash, securities, or other property equal to the number of shares of common stock into which such partnership unit is convertible multiplied by the greatest amount of cash, securities or other property paid to a holder of one share of common stock in consideration of one share of common stock. However, if, in connection with a merger or sale of substantially all of our assets, a purchase, tender or exchange offer was made to all of the outstanding common stockholders, each partnership unit holder would receive the greatest amount of cash, securities, or other property which such partnership unit holder would have received had it exercised its redemption rights and received common stock in exchange for its partnership units immediately before such purchase, tender or exchange offer expires.

We may merge with another entity, without any of the restrictions identified in the immediately preceding paragraph, so long as each of the following requirements are satisfied:

•                                          after a merger, substantially all of the assets owned by the surviving entity, other than partnership units we hold, are owned by Mack-Cali Realty, L.P. or another limited partnership or limited liability company which is the survivor of a merger with Mack-Cali Realty, L.P.;

•                                          the limited partners own a percentage interest of the surviving partnership based on the fair market value of the net assets of Mack-Cali Realty, L.P. and the fair market value of the other net assets of the surviving partnership before the transaction;

•                                          the rights, preferences and privileges of the limited partners in the surviving partnership are at least as favorable as those in effect before the transaction; and

•                                          such rights of the limited partners include the right to exchange their interests in the surviving partnership for at least one of: (A) the consideration available to such limited partners, or (B) if the ultimate controlling person of the surviving partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the relative fair market value of such securities and the common stock.

Redemption Rights

Certain individuals who received Common Units in Mack-Cali Realty, L.P. have the right to have their Common Units redeemed for cash, based upon the fair market value of an equivalent number of shares of our common stock at the time of such redemption, or, at our election, shares of our common stock, on a one-for-one basis. However, we may not pay for such redemption with shares of common stock if, after giving effect to such redemption, any person would beneficially or constructively own shares in excess of the ownership limit described in “Ownership Limitations and Restrictions on Transfer.” As of March 31, 2014, the limited partners of Mack-Cali Realty, L.P. owned 11,518,069 Common Units, which may be redeemed, at our election, for an equal number of shares of our common stock.

Transfer Agent

The transfer agent for our common stock is:

Computershare Trust Company, N.A.
P.O. Box 30170
College Station, TX 77942-3170
1-800-317-4445

www.computershare.com/investor

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Our counsel, Seyfarth Shaw LLP, New York, New York, issued an opinion to us regarding certain legal matters in connection with this offering, including the validity of the issuance of the shares of common stock offered by this prospectus.

75,758 Shares

MACK-CALI REALTY CORPORATION

Common Stock

PROSPECTUS

April 18, 2014

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference.

We hereby incorporate by reference in this registration statement, as amended, the following documents:

(1)                                      Our Annual Report on Form 10-K (File No. 1-13274) for the fiscal year ended December 31, 2013, as filed with the SEC on March 3, 2014; and

(2)                                      Our Current Reports on Form 8-K (File No. 1-13274) as filed with the SEC on February 27, 2014, March 3, 2014 (excluding such portions that were not filed but furnished under Items 2.02, 7.01 and 9.01 thereof) and March 21, 2014;

(3)                                      Our Proxy Statement relating to our Annual Meeting of Stockholders to be held on May 12, 2014, as filed with the SEC on April 14, 2014; and

(4)                                      The description of our common stock and the description of certain provisions of Maryland Law contained in:

i. Our Registration Statement on Form 8-A dated August 9, 1994;

ii. Our Articles of Restatement dated September 18, 2009 (filed as Exhibit 3.2 to the Company’s Form 8-K dated September 18, 2009 and incorporated herein by reference); and

iii. Any amendments or reports filed for the purpose of updating such description.

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a subsequent post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our officers and directors are indemnified under Maryland law, our charter and bylaws, and the Second Amended and Restated Agreement of Limited Partnership of Mack-Cali Realty, L.P., as amended (the “Partnership Agreement of Mack-Cali Realty, L.P.”), against certain liabilities. Our charter authorizes us, and our bylaws require us, to indemnify our directors and officers to the fullest extent permitted from time to time by the laws of the State of Maryland.

The Maryland General Corporation Law (“MGCL”) permits a corporation to indemnify its directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those capacities unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, or the director or officer actually received an improper personal benefit in money, property or services, or in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful, or the director or officer was adjudged to be liable to the corporation for the act or omission. The MGCL does not permit a Maryland corporation to provide indemnification for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. No amendment of our charter or bylaws shall limit or eliminate the right to indemnification provided with respect to acts or omissions occurring prior to such amendment.

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to such corporation and its stockholders for money damages, with specified exceptions. The MGCL does not, however, permit the liability of directors and officers to a corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services (to the extent such benefit or profit was received) or (2) a judgment or other final adjudication adverse to such person is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter contains a provision consistent with the MGCL. No amendment of our charter shall limit or eliminate the limitation of liability with respect to acts or omissions occurring prior to such amendment.

The Partnership Agreement of Mack-Cali Realty, L.P. also provides for indemnification of us and our officers and directors to the same extent indemnification is provided to our officers and directors in our charter, and limits the liability of us and our officers and directors of Mack-Cali Realty, L.P.

In addition, the Delaware Revised Limited Partnership Act provides that a limited partner has the power to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its partnership agreement.

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements require, among other things, that we indemnify our directors and officers to the fullest extent permitted by law, and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We also must indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements, and cover directors and officers under our directors’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions of our charter and our bylaws and the Partnership Agreement of Mack-Cali Realty, L.P., it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by our Board of Directors or by our stockholders to eliminate the rights it provides.

Insofar as indemnification for liabilities arising under the Securities Act is permitted for our directors, officers or controlling persons, pursuant to the above mentioned statutes or otherwise, we understand that the Securities and Exchange Commission is of the opinion that such indemnification may contravene federal public policy, as expressed in the Securities Act, and therefore, is unenforceable. Accordingly, in the event that a claim for such indemnification is asserted by any of our directors, officers or controlling persons, and the SEC is still of the same opinion, we (except insofar as such claim seeks reimbursement from us of expenses paid or incurred by a director, officer of controlling person in successful defense of any action, suit or proceeding) will, unless the matter has theretofore been adjudicated by precedent deemed by our counsel to be controlling, submit to a court of appropriate jurisdiction the question whether or not indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1*	Form of Common Stock Certificate (filed as Exhibit 4.1 to our Registration Statement on Form S-8, File No. 333-116437, and incorporated herein by reference).

5.1*	Opinion of Seyfarth Shaw LLP (Filed as Exhibit 5.1 to our Registration Statement on Form S-8, File No. 333-188729, an incorporated herein by reference).

23.1*	Consent of Seyfarth Shaw LLP (included with Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included in the signature pages to our Registration Statement on Form S-8, Registration Number 333-188729, and incorporated herein by reference)

*	previously filed or incorporated by reference herein.

Item 9. Undertakings.

(a)                                             The undersigned registrant hereby undertakes:

(1)                                   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                             The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the city of Edison, State of New Jersey on this 18th day of April, 2014.

MACK-CALI REALTY CORPORATION
By:

/s/ Anthony Krug
Anthony Krug

Chief Accounting Officer and Acting Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

***	Chairman of the Board	April 18, 2014
William L. Mack

President, Chief Executive Officer and Director
***	(principal executive officer)	April 18, 2014
Mitchell E. Hersh

Chief Accounting Officer and Acting Chief Financial Officer
/s/ Anthony Krug	(principal accounting officer and principal financial officer)	April 18, 2014
Anthony Krug

***	Director	April 18, 2014
Alan S. Bernikow

***	Director	April 18, 2014
Kenneth M. Duberstein

***	Director	April 18, 2014
Nathan Gantcher

***	Director	April 18, 2014
David S. Mack

***	Director	April 18, 2014
Alan G. Philibosian

***	Director	April 18, 2014
Irvin D. Reid

***	Director	April 18, 2014
Vincent Tese

***	Director	April 18, 2014
Roy J. Zuckerberg

***	By:	/s/ Anthony Krug
Anthony Krug
Attorney-in-fact.

INDEX TO EXHIBITS

4.1*	Form of Common Stock Certificate (filed as Exhibit 4.1 to our Registration Statement on Form S-8, File No. 333-116437, and incorporated herein by reference).

5.1*	Opinion of Seyfarth Shaw LLP (Filed as Exhibit 5.1 to our Registration Statement on Form S-8, File No. 333-188729, an incorporated herein by reference).

23.1*	Consent of Seyfarth Shaw LLP (included with Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1*	Power of Attorney (included in the signature pages to our Registration Statement on Form S-8, Registration Number 333-188729, and incorporated herein by reference)

*	previously filed or incorporated by reference herein.